Exhibit 99.1

            Alltrista Corporation amends stockholder rights plan

INDIANAPOLIS, Ind., Aug. 21, 2001 - Alltrista Corporation (NYSE: ALC), today announced that it has amended its existing Stockholder Rights Plan to increase from 10 percent to 15 percent the common stock ownership threshold at which any person or group becomes an "acquiring person" and triggers certain provisions under the Rights Plan. As revised, if a person or group becomes the beneficial owner of 15 percent or more of the outstanding shares of Alltrista common stock, subject to certain exceptions, holders of rights (other than the acquiring person) would have the right to purchase Alltrista common stock at a 50 percent discount.

Alltrista is a materials-based company. Its plastics group serves numerous fields, including healthcare, consumer, appliance, motor vehicle and industrial markets. Through its metals group, Alltrista is the leading supplier of home food preservation products, under the Ball(R), Kerr(R) and Bernardin(R) brands, and is the country's largest producer of zinc strip and fabricated products, including coin blanks for the U.S. and foreign mints. Please visit the company's Web site at www.alltrista.com for further information.

Note: This news release contains forward-looking statements intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Alltrista's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2000, and its Form 10-Q for the three months ended July 1, 2001.

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Contact - Kristin Clauss at 317.577.5015 or kclauss@alltrista.com